AT THE COMPANY: Kenneth T. Neilson Chairman, President & CEO (201) 226-2631	Hudson United Bancorp 1000 MacArthur Blvd. Mahwah, NJ 07430 (NYSE: HU) William A. Houlihan Executive Vice President & CFO (201) 236-2803

FOR IMMEDIATE RELEASE:  April 14, 2003

Hudson United Bancorp Reports EPS of $0.63 per share for the First Quarter of 2003;
Exceeds Consensus Estimate by $0.01 per share;
Results Reflect Effective Expense Controls and an Efficiency Ratio of 51.94%

        Mahwah, New Jersey, April 14, 2003 — Hudson United Bancorp (“the Company”) (NYSE: HU) today reported net income of $28.3 million, or $0.63 per diluted share, for the quarter ended March 31, 2003. The Company’s EPS of $0.63 per diluted share in the first quarter exceeded the consensus equity analysts’ EPS estimate of $0.62 per diluted share by $0.01 per diluted share.

        “We are pleased to report diluted earnings per share of $0.63 for the first quarter of 2003, and EPS greater than the consensus equity analysts’ estimate for the third consecutive quarter” said Kenneth T. Neilson, Chairman, President and CEO. “We successfully controlled our expenses and achieved an efficiency ratio of 51.94% for the quarter. This disciplined approach to managing expenses helped us deal with the challenges of the seasonality in our business and the continuing low interest rate environment. We are also pleased to report another quarterly decline in our nonperforming loans. Our ratio of non-performing loans to total loans has now been 0.40% or less for five consecutive quarters”.

        The Company’s return on average equity was 26.86% and return on average assets was 1.49% for the first quarter 2003. The net interest margin was 4.36%, noninterest income as a percent of net revenue was 26%, and the efficiency ratio was 51.94%, for the first quarter of 2003.

        The first quarter results for 2003 compare to $0.93 per diluted share reported in the first quarter of 2002. The first quarter results of 2002 included a $77.0 million cash payment received from Dime Bancorp, Inc. (“Dime”) on January 7, 2002, representing the final termination payment relating to the uncompleted merger of the Company and Dime. The net income for the first quarter of 2002 included an additional $21.3 million provision for loan and lease losses relating to the accelerated disposition of certain nonperforming commercial and industrial loans and also $21.5 million of certain expenses.

        The Company’s return on average equity was 43.40% and return on average assets was 2.48% for the first quarter 2002. The net interest margin was 4.73% and the efficiency ratio was 41.67%, based on the Company’s earnings for the first quarter of 2002. The net income in the first quarter of 2002 included the Dime merger termination payment and certain expenses, as noted above.

Results of Operations for Year to Date March 31, 2003

        Net revenue, which is the sum of net interest income and noninterest income, was $102.1 million for the first quarter of 2003. This was comprised of net interest income of $75.2 million and noninterest income of $26.9 million. Net revenue for the first quarter of 2003 decreased by $72.1 million, or 41.4%, compared to the first quarter of 2002. The decrease to the first quarter of 2003 from the first quarter of 2002 is primarily attributed to the aforementioned $77.0 million Dime merger termination payment received in the first quarter of 2002. Net revenue, for the first quarter of 2003, excluding the Dime merger termination payment in 2002, increased by $4.9 million, or 5.1% compared to the first quarter of 2002. This was mainly due to an increase in net interest income of $3.6 million and increases in credit card fee income of $1.0 million and other income of $1.1 million, partially offset by a decrease in retail service fees of $0.5 million.

        Net interest income for the first quarter of 2003 was $75.2 million and the net interest margin was 4.36%. Net interest income for the first quarter of 2002 was $71.6 million and the net interest margin was 4.73%. Net interest income increased by $3.6 million in the first quarter of 2003 compared to the comparable first quarter of 2002. The increase in net interest income in the first quarter of 2003 compared to the comparable quarter in 2002 was due primarily to lower interest expense on deposits, which resulted from a lower cost of deposits. This was offset in part by lower interest income on loans in the first quarter of 2003 as compared to the first quarter of 2002, which was primarily attributable to prepayments on existing loans and subsequent new loans originated at lower interest rates.

        The provision for loan and lease losses was $7.0 million for the first quarter of 2003 and $28.8 million for the first quarter of 2002. The decrease in 2003 over 2002 was due to the aforementioned $21.3 additional provision for loans and leases held for accelerated disposition in 2002. Net charge offs for the first quarter of 2003 were $7.0 million, which was equal to the provision for loan and leases losses.

        Noninterest income was $26.9 million in the first quarter of 2003 and $102.6 million in the first quarter of 2002. Noninterest income for the first quarter of 2003 decreased by $75.7 million, or 73.8%, compared to the first quarter of 2002. The decrease in noninterest income in 2003 compared to 2002 was due mainly to the aforementioned $77.0 million Dime merger termination payment. Noninterest income in the first quarter of 2003 increased by $1.3 million, excluding the Dime merger termination payment in 2002. This was due in most part to increases in credit card fees of $1.0 million and other income of $1.1 million, with the latter attributable mainly to commercial banking fees, being offset in part by decreases in retail service fees of $0.5 million.

        Noninterest expense was $54.7 million for the first quarter of 2003 compared to $74.3 million for the first quarter of 2002. The decrease in noninterest expense in the first quarter of 2003 compared to the first quarter of 2002 was due primarily to the aforementioned $21.5 million of certain expenses incurred in 2002. Noninterest expense increased by $1.9 million in the first quarter of 2003 over the same period in 2002, excluding these expenses. The $1.9 million increase in the first quarter of 2003 was mainly due to increases in occupancy and salaries and benefits expenses related to the purchase and assumption transaction with the FDIC as the receiver for the failed Connecticut Bank of Commerce, which transaction occurred at the end of the second quarter of 2002. This increase in expenses was offset by reductions in marketing and telephone expenses. The efficiency ratio was 51.94% for the first quarter of 2003 and 41.67% for the first quarter of 2002. The increase from 2002 to 2003 was primarily attributable to the aforementioned Dime merger termination payment.

        The Company’s pretax income for the first quarter of 2003 was $40.4 million, a decrease of $30.6 million, or 43.1%, compared to the first quarter of 2002. The Company’s provision for income taxes was $12.1 million for the quarter ended March 31, 2003, reflecting an effective tax rate of approximately 30%. The Company’s provision for income taxes for the first quarter of 2002 reflected an effective tax rate of approximately 40.5%. This decrease in pretax income and the lower effective tax rate for the first quarter of 2003 was due to several factors. One factor was that pretax income for the first quarter of 2002 included the Dime merger termination payment and certain expenses, as noted above. Other factors included the Company’s increased investment in tax advantaged securities during the second half of 2002, and an updated reassessment of the Company’s tax preference income, reserves and related liabilities.

      Nonperforming Loans and Leases, and Asset Quality

        Nonperforming loans and leases totaled $15.2 million at March 31, 2003. This was a decrease of $0.2 million, or 0.8%, compared to $15.4 million of nonperforming loans and leases as of December 31, 2002, and a decrease of $1.7 million, or 9.8%, compared to $16.9 million of nonperforming loans leases at March 31, 2002. Nonperforming loans and leases were 0.36% of total loans and leases at March 31, 2003, compared to 0.35% at December 31, 2002 and 0.40% at March 31, 2002.

        Nonperforming assets were $16.3 million at March 31, 2003, down from $16.7 million at December 31, 2002 and $18.5 million at March 31, 2002. Nonperforming assets as a percent of loans, leases and OREO were 0.38% at March 31, 2003, 0.38% at December 31, 2002 and 0.43% at March 31, 2002.

        The allowance for loan and lease losses totaled $71.9 million at March 31, 2003 compared to $71.9 at December 31, 2002 and $71.3 million at March 31, 2002. It represented 472% of nonperforming loans and leases at March 31, 2003,compared to 468 % at December 31, 2002 and 422% at March 31, 2002. The allowance for loan and lease losses as a percentage of total loans and leases was 1.69% at March 31, 2003, 1.66% at December 31,2002 and 1.67% at March 31, 2002.

      Other Balance Sheet Data

        Loan and lease categories consisting of commercial and financial, commercial real estate, consumer, and credit card loans totaled $4.0 billion at March 31, 2003, compared to $4.1 billion at December 31, 2002 and $3.8 billion at March 31, 2002. These four loan and lease categories, are the areas of loans that the Company emphasizes. This is because they generally have more attractive yields; interest rate sensitivity; and maturity characteristics than single family loans. These four four loan and lease categories represented 94% of loans and leases at March 31, 2003, compared to 94% at December 31, 2002 and 89% of loans and leases at March 31, 2002. The changes in loans was attributed mainly to seasonality in the Company’s credit card and commercial lending businesses. The loan to deposit ratio at March 31, 2003 and December 31, 2002 was 69% and 70%, respectively.

        Residential mortgage loans, which are not an area of emphasis for the Company, were $242.3 million as of March 31, 2003, compared to $274.5 million at December 31, 2002 and $486.6 million at March 31, 2002. The decrease in loans resulted from prepayments, and an exchange of $118.0 million of residential mortgage loans for comparable mortgage backed securities, completed with Fannie Mae in the third quarter of 2002. The mortgage exchange resulted in a transfer of assets from the loan portfolio to the investment portfolio. The Company also sold $14.6 million of the related performing mortgage assets in the third quarter of 2002.

        Total investment securities, excluding trading assets of $133.5 million, were $2.8 billion at March 31, 2003, compared to $2.6 billion at December 31, 2002 and $2.0 billion at March 31, 2002. Total assets were $7.8 billion at March 31, 2003, compared to $7.7 billion at December 31, 2002 and to $6.8 billion at March 31, 2002.

        Deposits other than time deposits were $4.4 billion at March 31, 2003 and December 31, 2002 and $4.0 billion at March 31, 2002. Total deposits were $6.2 billion at March 31, 2003 and December 31, 2002 and $5.9 billion at March 31, 2002. Total deposits were 79%, 81% and 87% of total assets at March 31, 2003, December 31, 2002 and March 31, 2002, respectively.

        Total borrowings increased by $250.0 million over year-end 2002 levels to $719.7 million. This increase was primarily in the form of fixed rate advances from the Federal Home Loan Bank with maturities of two years and three years.

        Total stockholders’ equity was $428.1 million and book value per common share was $9.61 at March 31, 2003. All regulatory capital ratios exceed those necessary to be considered a well-capitalized institution.

      Share Repurchases and Cash Dividends

        The Company repurchased a total of 527,095 shares in the first quarter of 2003, at an average price of $31.35 per share. The total cash allocated for these repurchases was $16.5 million.

        Total shares outstanding at March 31, 2003 were 44.5 million shares, compared to 45.0 million shares at December 31, 2002 and 45.2 million shares at March 31, 2002.

        The Company paid cash dividends of $0.28 per share in the first quarter of 2003. Total cash allocated for the dividends was $12.5 million.

      Trust Preferred Securities

        In March of 2003, the Company issued $35 million of new trust preferred securities, with a final maturity in April of 2033, in two separate transactions. The new trust preferred securities are callable at par in April of 2008, and have a weighted fixed rate yield of 6.68% until the call date.

        On February 3, 2003, the Company redeemed at par all of $25.3 million of 9.25% trust preferred securities due in March of 2027. These securities were originally issued by Jeff Banks Inc. in 1997, and were subsequently assumed by the Company as part of its acquisition of Jeff Banks Inc. in 1999.

        The annual interest expense of the new $35 million of trust preferred securities issued in the first quarter of 2003 will be approximately equal to the annual interest expense of the $25 million of trust preferred securities that were redeemed.

        Hudson United Bancorp is the multi-state bank holding company for Hudson United Bank, which has 206 offices in New Jersey, New York, Connecticut and Pennsylvania.

        This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect”, “look”, “believe”, “anticipate”, “consider”, “may”, “will”, or similar statements or variations of such terms. Such forward- looking statements involve certain risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, changes in interest rates, changes in economic conditions, deposit and loan volume trends, continued levels of loan quality, trends in loan loss provisions, changes in relationships with customers, failure to realize expected cost savings or revenue enhancements from changes in business models and acquisitions, and the effects of legal, tax and regulatory provisions applicable to the Company. The Company assumes no obligation for updating any such forward-looking statements at any time. Information on potential factors that could cause the Company’s financial results to differ from the forward-looking statements also is included from time to time in the Company’s public reports filed with the SEC, including in our Form 10-K for the year ending December 31, 2002.

	Year to Date March 31

(in thousands, except share data)	2003	2002

INTEREST AND FEE INCOME:
Loans and leases	$ 72,337	$ 80,920
Investment securities	29,448	24,454
Other	625	569

TOTAL INTEREST AND FEE INCOME	$ 102,410	$105,943

INTEREST EXPENSE:
Deposits	$ 17,472	$ 27,682
Borrowings	3,222	1,746
Subordinated and other debt	6,512	4,953

TOTAL INTEREST EXPENSE	$ 27,206	$ 34,381

NET INTEREST INCOME	$ 75,204	$ 71,562

PROVISION FOR LOAN AND LEASE LOSSES,
PORTFOLIO LOANS	7,000	7,500

PROVISION FOR LOAN AND LEASE LOSSES,
ACCELERATED DISPOSITION	--	21,333

TOTAL PROVISION FOR LOAN AND LEASE LOSSES	7,000	28,833

NET INTEREST INCOME AFTER PROVISION FOR
LOAN AND LEASE LOSSES	$ 68,204	$ 42,729

NONINTEREST INCOME:
Retail service fees	$ 9,003	$ 9,538
Credit card fee income	6,396	5,401
ATM and debit card fees	1,773	1,696
Separate account bank owned life insurance income	1,796	1,891
Trust income	495	784
Other income	7,143	5,998
Securities(losses) gains	(3,259)	275
Trading asset gains	3,536	--
Dime merger termination payment	--	77,000

TOTAL NONINTEREST INCOME	$ 26,883	$102,583

NONINTEREST EXPENSE:
Salaries and benefits	$ 22,942	$ 22,569
Occupancy expense	8,217	7,856
Equipment expense	4,493	5,769
Outside services - data processing	6,893	6,644
Outside services - other	5,444	5,811
Amortization of intangibles
	1,055	952
Marketing expense
	700	1,650
Deposit and other insurance
	520	567
Telephone expense	1,445	1,664
Expenses related to Dime termination payment	--	8,293
Other	2,948	12,499

TOTAL NONINTEREST EXPENSE	$ 54,657	$ 74,274

INCOME BEFORE INCOME TAXES	$ 40,430	$ 71,038

PROVISION FOR INCOME TAXES	12,129	28,757

NET INCOME	$ 28,301	$ 42,281

NET INCOME PER COMMON SHARE:	$ 0.63	$ 0.93
Diluted	$ 0.63	$ 0.93

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	44,756	45,235
Diluted	44,966	45,542

HUDSON UNITED BANCORP AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS

(in thousands)	March 31, 2003	Dec. 31, 2002

ASSETS
Cash and due from banks	$ 220,245	$ 257,694
Interest bearing due from banks	17,987	17,886

TOTAL CASH AND CASH EQUIVALENTS	$ 238,232	$ 275,580
Investment securities available for sale, at market value	$ 2,804,830	$ 2,616,452
Trading assets,market value	133,457	--
($1,332,204 and $1,071,994 in market value pledged at
March 31, 2003 and December 31, 2002 respectively)
Loans and leases:
Commercial and financial	$ 1,761,415	$ 1,784,444
Commercial real estate mortgages	923,710	908,910
Consumer	1,028,953	1,031,475
Credit card	306,526	340,173

Sub-total	$ 4,020,604	$ 4,065,002
Residential mortgages	242,286	274,473

TOTAL LOANS AND LEASES	$ 4,262,890	$ 4,339,475
Less: Allowance for loan and lease losses	(71,888)	(71,929)

NET LOANS AND LEASES	$ 4,191,002	$ 4,267,546

Premises and equipment, net	97,801	100,991
Other real estate owned	1,044	1,315
Core deposit intangibles, net of amortization	25,368	26,423
Goodwill	73,733	73,733
Investment in separate account bank owned life insurance	138,954	137,158
Other assets	105,473	152,063

TOTAL ASSETS	$ 7,809,894	$ 7,651,261

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest bearing	$ 1,276,026	$ 1,304,289
NOW, money market, and savings	3,084,491	3,119,233
Time deposits	1,823,586	1,776,179

TOTAL DEPOSITS	$ 6,184,103	$ 6,199,701
Customer repurchase agreements	134,434	134,920
Other borrowings	585,220	334,766

TOTAL BORROWINGS	719,654	469,686
Other liabilities	67,734	146,795

Subordinated debt	280,326	282,253
Company-obligated mandatorily redeemable preferred capital securities of four
subsidiary trusts holding solely junior subordinated debentures of the Company	130,000	120,300

TOTAL LIABILITIES	7,381,817	7,218,735
Stockholders' Equity:
Common stock, no par value	$ 92,788	$ 92,788
Additional paid-in capital	312,945	313,467
Retained earnings	193,153	177,544
Treasury stock, at cost	(184,987)	(169,871)
Restricted Stock
	(2,265)	(2,456)
Accumulated other comprehensive income	16,443	21,054

TOTAL STOCKHOLDERS' EQUITY	$ 428,077	$ 432,526

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 7,809,894	$ 7,651,261

Hudson United Bancorp

($ in thousands)	1Q03	2Q03	3Q03	4Q03	Y-T-D

Condensed Income Statement
Interest Income	102,410				102,410
Interest Expense	27,206				27,206
Net Interest Income	75,204	0	0	0	75,204
Provision for Possible Loan and Lease Losses	7,000				7,000
Noninterest Income	26,883				26,883
Net Revenue	102,087	0	0	0	102,087
Noninterest Expense	54,657				54,657
Pre-tax Income	40,430	0	0	0	40,430
Provision for Income Taxes	12,129				12,129

Net Income	28,301	0	0	0	28,301

Fully-taxable Equivalent Adjustment	1,020				1,020

Performance
Return on Average Assets	1.49%	0.00%	0.00%	0.00%	0.00%
Return on Average Equity	26.86%	0.00%	0.00%	0.00%	0.00%
Efficiency Ratio	51.94%	0.00%	0.00%	0.00%	51.94%
Basic Earnings Per Share	$0.63	$--	$--	$--	$0.63
Diluted Earnings Per Share	$0.63	$--	$--	$--	$0.63
Weighted Average Shares - Basic	44,756				44,756
Weighted Average Shares - Diluted	44,966				44,966

Net Interest Margin	4.36%

Capital Information
Tier 1 Leverage Ratio (1)	5.83%
Tier 1 Risk-Based Capital (1)	8.20%
Total Risk-Based Capital (1)	13.55%
Common Equity	428,077	--	--	--
Common Shares Outstanding	44,546
Book Value Per Share (Common)	$9.61	$--	$--	$--
Tangible Book Value Per Common Share	$7.39	$--	$--	$--

($ in thousands)	1Q02	2Q02	3Q02	4Q02	Y-T-D

Condensed Income Statement
Interest Income	106,293	109,399	111,003	107,451	434,146
Interest Expense	34,731	34,086	33,790	30,782	133,389
Net Interest Income	71,562	75,313	77,213	76,669	300,757
Provision for Possible Loan and Lease Losses	28,833	7,500	7,500	7,500	51,333
Noninterest Income	102,583	26,342	27,445	28,752	184,392
Net Revenue	174,145	101,655	104,658	105,421	485,879
Noninterest Expense	74,274	56,600	58,425	57,827	247,126
Pre-tax Income	71,038	37,555	38,733	40,094	187,420
Provision for Income Taxes	28,757	12,018	11,620	11,819	64,214

Net Income	42,281	25,537	27,113	28,275	123,206

Fully-taxable Equivalent Adjustment	839	882	897	1,148	3,766

Performance
Return on Average Assets	2.48%	1.45%	1.45%	1.51%	1.71%
Return on Average Equity	43.40%	26.41%	25.43%	25.92%	30.06%
Efficiency Ratio	41.67%	54.34%	54.22%	53.37%	49.58%
Basic Earnings Per Share	$0.93	$0.56	$0.60	$0.63	$2.73
Diluted Earnings Per Share	$0.93	$0.56	$0.60	$0.63	$2.72
Weighted Average Shares - Basic	45,235	45,237	45,131	45,025	45,159
Weighted Average Shares - Diluted	45,542	45,538	45,346	45,209	45,349

Net Interest Margin	4.73%	4.75%	4.60%	4.53%	4.65%

Capital Information
Tier 1 Leverage Ratio (1)	5.94%	5.80%	5.71%	5.87%
Tier 1 Risk-Based Capital (1)	8.16%	7.67%	7.98%	8.00%
Total Risk-Based Capital (1)	10.82%	12.80%	13.24%	13.25%
Common Equity	376,936	416,636	436,648	432,526
Common Shares Outstanding	45,209	45,280	45,120	45,023
Book Value Per Share (Common)	$8.34	$9.20	$9.68	$9.61
Tangible Book Value Per Common Share	$6.45	$6.96	$7.45	$7.38

_________________ (1) Capital ratios are preliminary numbers

($ in thousands)
End of Period	1Q03	2Q03	3Q03	4Q03	Y-T-D

Total Securities	2,938,287

Total Assets	7,809,894

Total Deposits	6,184,103
Total Stockholders' Equity	428,077

Total Shares Outstanding	44,546

Average Balance Sheet

Commercial/Consumer Loans	4,009,151

Residential Real Estate Mortgage	257,472

Total Loans and Leases	4,266,623	0	0	0	0

Other Earning Assets	2,816,650

Total Earning Assets	7,083,273	0	0	0	0

Total Assets	7,681,301

Noninterest Bearing Deposits	1,242,933

Interest Bearing Deposits	4,881,873

Common Equity	427,279

Loan Portfolio Composition

Commercial and Financial	1,761,415

Commercial Real Estate Mortgage	923,710

Consumer	1,028,953

Credit Card	306,526

Sub-total	4,020,604	0	0	0

Residential Real Estate Mortgage	242,286

Total Loans and Leases	4,262,890	0	0	0

Allowance for Losses	71,888

Net Loans and Leases	4,191,002	0	0	0

End of Period

Nonaccruing Loans	15,240

Restructured Loans	0

Other Real Estate	1,044

Total Nonperforming Assets	16,284	0	0	0

90 Days Past Due & Accruing	20,499

Net Charge Offs	7,040

Intangible Assets	99,101

($ in thousands)
End of Period	1Q02	2Q02	3Q02	4Q02	Y-T-D

Total Securities	1,985,191	2,385,952	2,491,426	2,616,452

Total Assets	6,825,218	7,489,410	7,443,536	7,651,261

Total Deposits	5,938,316	6,279,804	6,333,311	6,199,701
Total Stockholders' Equity	376,936	416,636	436,648	432,526

Total Shares Outstanding	45,209	45,276	45,120	45,023

Average Balance Sheet

Commercial/Consumer Loans	3,747,114	3,803,274	3,931,781	3,980,989	3,865,016

Residential Real Estate Mortgage	505,592	466,261	432,340	286,837	422,184

Total Loans and Leases	4,252,706	4,269,535	4,364,121	4,267,826	4,287,200

Other Earning Assets	1,948,432	2,170,173	2,374,520	2,542,924	2,260,958

Total Earning Assets	6,201,138	6,439,708	6,738,641	6,810,750	6,548,158

Total Assets	6,921,896	7,074,998	7,425,789	7,437,723	7,216,121

Noninterest Bearing Deposits	1,142,343	1,174,662	1,235,350	1,251,228	1,201,289

Interest Bearing Deposits	4,839,988	4,907,447	5,055,630	4,989,692	4,948,894

Common Equity	395,091	387,877	423,025	432,798	409,838

Loan Portfolio Composition

Commercial and Financial	1,665,708	1,684,353	1,741,511	1,784,444

Commercial Real Estate Mortgage	868,798	866,931	868,419	908,910

Consumer	955,861	1,030,184	1,020,866	1,031,475

Credit Card	287,057	315,561	320,556	340,173

Sub-total	3,777,424	3,897,029	3,951,352	4,065,002

Residential Real Estate Mortgage	486,566	448,259	298,731	274,473

Total Loans and Leases	4,263,990	4,345,288	4,250,083	4,339,475

Allowance for Losses	71,330	71,999	71,837	71,929

Net Loans and Leases	4,192,660	4,273,289	4,178,246	4,267,546

End of Period

Nonaccruing Loans	16,894	17,484	17,102	15,357

Restructured Loans	0	0	0	0

Other Real Estate	1,635	1,096	1,295	1,315

Total Nonperforming Assets	18,529	18,580	18,397	16,672

90 Days Past Due & Accruing	20,199	17,524	20,267	19,790

Net Charge Offs	26,455	6,831	7,666	7,408

Intangible Assets	85,205	101,552	100,350	100,156